Exhibit 16.1
April 9, 2025

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Latch, Inc.’s Form 8-K dated April 9, 2025, and have the following comments:

1.We agree with the statements made in (a) the first paragraph, (b) the second paragraph, (c) the third paragraph, (d) the fourth paragraph and (e) the fifth paragraph of Item 4.01 and we agree with the disclosures.

2.We have no basis on which to agree or disagree with the statements made in the sixth paragraph of Item 4.01.

Yours truly,
/s/ Deloitte & Touche LLP
New York, New York